Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Aleph Group, Inc of our report dated February 7, 2022 relating to the financial statements, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Price Waterhouse & Co. S.R.L.
/s/ Reinaldo Sergio Cravero
Partner
Buenos Aires, Argentina
February 7, 2022